Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Amy Figueroa

Investor Relations and Corporate Communications Phone: (510) 665-7211 Email: afigueroa@dynavax.com

DYNAVAX INITIATES PHASE 3 REGISTRATION TRIAL IN CHRONIC KIDNEY DISEASE PATIENTS FOR HEPLISAV(TM) HEPATITIS B VACCINE

BERKELEY, CA – September 29, 2009 – Dynavax Technologies Corporation (Nasdaq: DVAX) today announced the initiation of a Phase 3 registration trial for HEPLISAV(TM) hepatitis B vaccine in individuals with chronic kidney disease. A second registration trial, a Phase 3 lot-to-lot consistency trial, is expected to begin in early 2010. HEPLISAV is an investigational adult hepatitis B vaccine designed to provide increased, rapid protection with fewer doses than current licensed vaccines. Dynavax believes that these studies, taken together, could support registration filing of HEPLISAV with the Food and Drug Administration (FDA).

“After achieving pivotal trial data demonstrating HEPLISAV’s clinical benefit, we currently expect to complete these two registration trials within the next 24 months,” commented Dino Dina, M.D., President and Chief Executive Officer of Dynavax. “The unmet medical need for better hepatitis B vaccination for certain groups such as chronic kidney disease patients is significant and is a large, servable market opportunity for Dynavax.”

About the Trial

Dynavax’s Phase 3 trial is enrolling approximately 600 patients with chronic kidney disease. After being randomized 1 to 1, patients will receive either 3 doses of HEPLISAV (at 0, 1, and 6 months) or 8 doses of the current licensed vaccine Engerix-B(R) (2 doses at 0, 1, 2, and 6 months). The primary endpoint is seroprotection rate at month 7.

Clinical Data

Dynavax plans to present clinical data from previous trials of HEPLISAV in chronic kidney disease patients at the 47th Annual Meeting of the Infectious Disease Society of America (IDSA), October 29 through November 1, 2009 in Philadelphia, Pennsylvania. For more information on this conference, please visit the IDSA website at http://www.idsociety.org.

About HEPLISAV

HEPLISAV is a Phase 3 investigational adult hepatitis B vaccine designed to provide increased, rapid protection with fewer doses than current licensed vaccines. Over 2,500 individuals have been vaccinated with HEPLISAV, which has completed a pivotal Phase 3 study demonstrating the vaccine’s immunogenicity.

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Engerix-B(R) is a licensed trademark of GlaxoSmithKline.

DYNAVAX INTIATES PHASE 3 REGISTRATION TRIAL IN CHRONIC KIDNEY DISEASE PATIENTS FOR HEPLISAV

September 29, 2009 Page 2 of 2

Dynavax is developing HEPLISAV for populations that are less responsive to current licensed vaccines, including adults over 40 years of age, individuals with chronic kidney disease, and others. The Company has worldwide commercial rights to HEPLISAV, which combines hepatitis B surface antigen (HBsAg) with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Hepatitis B Vaccines

The total worldwide market for adult hepatitis B vaccines is estimated at over $500 million annually. Current vaccines leave unmet needs for more rapid and increased protection, particularly for less responsive, underserved populations.

Chronic Kidney Disease Market – A high-value segment, the chronic kidney disease market is large, growing rapidly, and is widely recommended for vaccination. There are approximately 750,000 end-stage renal disease (ESRD) patients in the United States and the 5 major European markets and approximately 150,000 new patients annually. Approximately 35% of these immunocompromised ESRD patients do not respond to vaccination and 20% require boosters. As vaccination for these patients occurs regularly at dialysis centers, this is a highly concentrated, renewable market that can be served by cost-effective, targeted sales and distribution networks.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company’s lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains “forward-looking statements,” that are subject to a number of risks and uncertainties, including statements related to the nature and timing of clinical trials of HEPLISAV. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development, whether the studies can support registration for commercialization of HEPLISAV, the potential size and opportunity for the chronic kidney disease market, the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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